EXHIBIT 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

AMENDMENT NO. 1 TO ANNEX I.A. TO MASTER REPURCHASE AGREEMENT AND FEE LETTER

This AMENDMENT NO. 1 (this “Amendment”), is made as of January 27, 2022, by and between BARCLAYS BANK PLC (“Buyer”) and PEACHTREE MORTGAGE SPV, LLC (“Seller”) to (i) the Annex I.A. (“Annex I.A.”) to that certain Master Repurchase Agreement, dated as of September 20, 2021, between Buyer and Seller (the “Repurchase Agreement”) and (ii) that certain Fee Letter, dated as of September 20, 2021, between Buyer and Seller (the “Fee Letter”).

WHEREAS, Buyer and Seller have agreed to amend Annex I.A. and the Fee Letter as more particularly set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, as follows:

1.             Defined Terms. All capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto in Annex I.A., the Repurchase Agreement or the Fee Letter, as applicable.

2.             Amendments. Buyer and Seller hereby agree, effective as of the date set forth above, Annex I .A. and the Fee Letter are hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (b) to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text), in each case, as set forth on the pages of Annex I.A. and the Fee Letter attached as Exhibit A and Exhibit B hereto, respectively.

3.             Fees and Expenses. Seller agrees to pay to Buyer all reasonable and documented fees and out- of-pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable and documented fees and out-of-pocket costs and expenses of the legal counsel to Buyer incurred in connection with this Amendment.

4.             Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the day first written above when Seller shall have paid or delivered, as applicable, to Buyer all of the following fees, expenses, documents and instruments, each of which shall be in form and substance acceptable to Buyer:

~~(a)~~	all accrued and unpaid fees and expenses owed to Buyer in accordance with the Program Documents, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

~~(b)~~	a copy of this Amendment duly executed and delivered by each party hereto; and

~~(c)~~	any other documents reasonably requested by Buyer on or prior to the date hereof.

5.             Limited Effect. Except as amended hereby, each of Annex I.A., the Repurchase Agreement and the Fee Letter shall continue in full force and effect in accordance with its respective terms. Reference to this Amendment need not be made in Annex I.A., the Repurchase Agreement or the Fee Letter or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, Annex I.A., the Repurchase Agreement or the Fee Letter, any reference in any of such items to Annex I.A., the Repurchase Agreement or the Fee Letter being sufficient to refer to Annex I.A. and the Fee Letter as amended hereby.

6.             Representations of Seller. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof, and (ii) no Default or Event of Default has occurred and is continuing under the Program Documents.

7.             Representations, Warranties and Acknowledgements of Guarantor. On and as of the date hereof, Angel Oak Mortgage, Inc. (“Guarantor”) hereby represents and warrants to Buyer that (i) it is in full compliance with all the terms and provisions set forth in the Guaranty on its part to be observed or performed and (ii) the representations and warranties made by Guarantor in the Guaranty are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above, in which case it shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such other date). Guarantor hereby acknowledges the execution and delivery of this Amendment and agrees that it continues to be bound by the Guaranty, notwithstanding the execution and delivery of this Amendment and the impact of the changes set forth herein and therein.

8.             Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

9.             Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mail, .pdf or any other electronic means (e.g. “pdf”, Docusign or “tif”) shall be as effective as delivery of a manually executed original counterpart of this Amendment. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the parties hereto are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the parties hereto pursuant to procedures approved by the parties hereto; provided, further, that, without limiting the foregoing, upon the request of either party hereto, any electronic signature shall be promptly followed by such manually executed counterpart.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers, thereunto duly authorized, as of the date first above written.

BARCLAYS BANK PLC	PEACHTREE MORTGAGE SPV, LLC

By:	/s/ Xiao Huang	By:	/s/ Brandon Filson

Name:	Xiao Huang	Name:	Brandon Filson
Title:	Director	Title:	Treasurer

Signature Page to Amendment No. 1 to MRA Annex I.A. and Fee Letter

Exhibit A

[See attached]

“Asset Tape”: A computer tape or other electronic medium generated by Seller, and delivered to Buyer and Custodian, which provides information for the Underlying Assets, in a format reasonably acceptable to Buyer.

“ATR Rules”: The “ability to repay” rules specified in the federal Truth-in-Lending Act of 1968, as amended, pursuant to rulemaking authority provided under the Dodd-Frank Act which require lenders make a reasonable, good-faith determination that a borrower has an ability to repay the loan as determined by the following eight (8) underwriting factors as set forth in 12 CFR 1026.43(c): (i) current or reasonably expected income or assets (other than the value of the property that secures the loan) that the mortgagor will rely on to repay the loan, (ii) current employment status (if the originator relies on employment income when assessing the mortgagor’s ability to repay), (iii) monthly mortgage payment for the loan, (iv) monthly payment on any simultaneous loans secured by the same property, (v) monthly payments for property taxes and required insurance, and certain other costs related to the property such as homeowners association fees or ground rent, (vi) debts, alimony, and child-support obligations, (vii) monthly debt-to-income ratio or residual income, calculated using the total of all of the mortgage and nonmortgage obligations listed above, as a ratio of gross monthly income and (viii) credit history.

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. § 101 et seq, as amended.

“Benchmark”: Initially, ~~LIBOR~~Term SOFR; provided that if a ~~replacement~~Benchmark Transition Event has occurred ~~pursuant to Section 12~~with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced ~~the~~such prior benchmark rate~~. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof~~ pursuant to Section 12.

“Benchmark Replacement”: The sum of:

~~(a)  For purposes of Section 12(a)(1), the first alternative set forth below that can be determined by the Calculation Agent:~~

               ~~(1)            the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for a tenor of one-month’s duration, or~~

              ~~(2)            the sum of: (i) Daily Compounded SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of LIBOR with a SOFR-based rate having approximately the same length as the Pricing Period; and~~

(a)               ~~(b) For purposes of Section 12(a)(2), the sum of (a)~~ the alternate benchmark rate ~~and (b) an adjustment (which may be a positive or negative value or zero), in each case,~~ that has been selected by the Calculation Agent ~~and Buyer as the replacement for the relevant tenor of such Benchmark~~ giving due consideration to:

(1)               any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time, or

(2)              any evolving or then-prevailing market convention, ~~including any applicable recommendations made by the Relevant Governmental Body, for U.S.~~for determining a rate of interest for dollar-denominated syndicated or bilateral credit facilities at such time; and

(b)         the Benchmark Replacement Adjustment,

provided that, if at any time, the Benchmark Replacement as so determined pursuant to clause (a) or (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of ~~this Annex~~the Agreement and the other Program Documents.

“Benchmark Replacement Adjustment”: For each applicable Pricing Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to the factors set forth in clauses (a)(1) and (a)(2) in the definition of Benchmark Replacement.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Period,” timing and frequency of determining rates and making payments of interest, timing of seller requests or ~~repurchase~~repurchases, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Calculation Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Calculation Agent in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Calculation Agent decides is reasonably necessary in connection with the administration of this Annex).

“Benchmark Replacement Date”: The ~~earlier to occur of the following events with respect to the then-current~~date on which a Benchmark~~:~~ Replacement becomes effective pursuant to Section 12.

~~(a)   in the case of clause (a) of the definition of “Benchmark Transition Event,” the~~ later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ~~ceases to provide the Benchmark;~~

~~(b)  in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or~~

~~(c)   in the case of an Early Opt-in Election, the first Business Day after the Rate Election Notice is provided to each of the other parties hereto. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.~~

“Benchmark Transition Event”: With respect to any then-current Benchmark ~~other than LIBOR~~, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all applicable tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenor of such Benchmark or (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

~~“ Benchmark Unavailability Period ”: If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement pursuant to clause (a) or (b) of the definition of “Benchmark Replacement Date,” the period (x) beginning at the time that such Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Program Document in accordance with Section 12 and (y) ending at the time that a Benchmark Replacement has replaced the then- current Benchmark for all purposes hereunder pursuant to Section 12 hereof.~~

“Borrowing Base”: As of any date of determination, an amount equal to the sum, for all Eligible Underlying Assets, of the product of (i) in respect of an Eligible Underlying Asset, the lesser of (A) the Total Principal Balance and (B) the Fair Market Value and (ii) the Loan Level Advance Rate with respect to such Eligible Underlying Asset.

“Business Day” or “business day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed, or (d) ~~if the term~~with respect to any calculation of Term SOFR, “Business Day” ~~is~~ used in ~~connection with the determination of LIBOR, a day on which dealings in Dollar deposits are not carried on in the London interbank market~~shall mean a U.S. Government Securities Business Day.

“Buyer”: Barclays Bank PLC.

“Calculation Agent”: Barclays Bank PLC.

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Cash”: Coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents”: Any of the following, to the extent owned free and clear of all Liens (a)   securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certificate Principal Balance”: The meaning assigned to such term in the Trust Agreement.

“Closing Date”: September 20, 2021.

“Custodial Agreement”: That certain Custodial Agreement, dated as of September 20, 2021, among Buyer, Seller, the Custodian and the Trust, as the same may be amended, modified or supplemented from time to time.

“Custodian”: U.S. Bank National Association.

~~“Daily Compounded SOFR” means, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Calculation Agent in accordance with a methodology and the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated or bilateral business loans; provided that, if the Calculation Agent decides that any such convention is not administratively feasible for the Calculation Agent, then the Calculation Agent may establish another convention in its reasonable discretion.~~

“Default Rate”: As defined in the Fee Letter.

“Dodd-Frank Act”: The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Buyer and Seller, so long as the Calculation Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Buyer and Seller, written notice of objection to such Early Opt-in Election from Buyer.~~

~~“Early Opt-in Election”: The occurrence of:~~

~~(a)  (i) a determination by the Calculation Agent or (ii) a notification by Buyer to the Calculation Agent (with a copy to Seller) that Buyer has determined that U.S. dollar-denominated syndicated or bilateral credit facilities being executed at such time, contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based on SOFR) as a benchmark rate, and~~

~~(b)  (i) the election by the Calculation Agent or (ii) the election by Buyer to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Calculation Agent of written notice of such election to Seller and Buyer or by Buyer of written notice of such election to Seller (the “Rate Election Notice”).~~

“Eligible Underlying Asset”: Any Underlying Asset that is a Product Type and is not an Ineligible Underlying Asset.

“Escrow Payments”: With respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the mortgagor with the mortgagee pursuant to the terms of the Mortgage or any other document.

“Facility Termination Date”: September 20, 2022.

“Fair Market Value”: As of any date of determination, with respect to an Underlying Asset, the bid-side fair market value of such Underlying Asset as determined by the Calculation Agent in good faith; provided that Seller may challenge the determination of the Fair Market Value by the Calculation Agent by delivery to the Calculation Agent of up to three (3) dealer quotations for such Underlying Asset within three (3) Business Days of Buyer’s determination; provided further that the Calculation Agent shall review such quotations and may revise the Fair Market Value of such Underlying Asset to reflect such quotations, in its good faith discretion, and the Calculation Agent’s determination of the Fair Market Value shall thereafter be final. The Value by the Calculation Agent by delivery to the Calculation Agent of up to three (3) dealer quotations for such Underlying Asset within three (3) Business Days of Buyer’s determination; provided further that the Calculation Agent shall review such quotations and may revise the Fair Market Value of such Underlying Asset to reflect such quotations, in its good faith discretion, and the Calculation Agent’s determination of the Fair Market Value shall thereafter be final. The Fair Market Value of an Underlying Asset that is an Ineligible Underlying Asset may be deemed by Calculation Agent to be $0.

“Fannie Mae Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

~~“FCA”: The Financial Conduct Authority.~~

“FDIA”: As defined in Section 13(b).

“FDICIA”: As defined in Section 13(c).

“Federal Funds Rate”: For any day, the rate per annum equal to the greater of (x) zero and (y) the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published, and (b) if no such rate is so published on such immediately preceding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BBPLC on such day on such transactions as determined by the Calculation Agent.

~~“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).~~

“Fee Letter”: That certain Fee Letter Agreement, dated as of the date hereof, between Buyer and Seller.

“First Amendment Date”: January 27, 2022.

“Freddie Mac Guide”: The Freddie Mac Sellers’ and Servicers’ Guide, as such guide may hereafter from time to time be amended.

“GAAP” shall mean United States Generally Accepted Accounting Principles in effect from time to time.

“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents.

a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person required to be shown on the balance sheet of such Person as a liability under generally accepted accounting principles.

“Ineligible Underlying Assets”: Any Mortgage Loan for which the representations and warranties set forth in the related Schedule II-A, Schedule II-B (in the case of any Non-QM Loans), or Schedule II-C (in the case of any GSE Eligible Investor Loan) to this Annex are incorrect or untrue in any material respect when made or repeated or when deemed to have been made or repeated or any Mortgage Loan that is 60 days or more delinquent (as determined using the MBA method). For the avoidance of doubt, the representations and warranties set forth in Schedules II-A, II-B and II-C shall not be deemed to be representations and warranties made pursuant to Paragraph 10 of the Agreement or subject to Paragraph 11(vi) of the Agreement.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Interest Only Loan”: A Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Investment Company Act”: The Investment Company Act of 1940, as amended.

~~“IBA”: The ICE Benchmark Administration.~~

~~“LIBOR”: For each day during any Pricing Period, (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination or (b) as otherwise specified in the related Confirmation; provided, however, that on any date during which a Benchmark Unavailability Period is continuing, “LIBOR” shall mean the Federal Funds Rate for such date, and, provided, further, however, LIBOR for any such day shall not be less than 0.00% per annum.~~

“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“Liquidity”: With respect to any Person as of any date of determination, the sum of unrestricted Cash and Cash Equivalents held by such Person.

“Loan Level Advance Rate”: With respect to an Eligible Underlying Asset, has the meaning set forth in the Fee Letter.

“Market Value”: For any Purchased Security as of any date the value ascribed to a Purchased Security based upon the value of the related Underlying Assets, determined by Buyer or Calculation Agent in its sole discretion exercised in good faith. For any Mortgage Loan constituting an Underlying Asset, a Fair Market Value, expressed as a dollar amount, of such Mortgage Loan. The value of an Underlying Asset that is an Ineligible Underlying Asset may be deemed by Buyer to be $0.

“Material Adverse Effect”: A material adverse effect on or material adverse change in or to (a) the business, operations or financial condition of Seller or the Guarantor and their respective Subsidiaries, taken as a whole, (b) the combined ability of Seller and the Guarantor to pay and perform the Obligations, (c) the validity, legality, binding effect or enforceability of any of the related Program Document or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer under any related Program Document, or (e) the perfection or priority of any Lien granted under any related Program Document; provided that, for the avoidance of doubt, with respect to clause (a), the voluntary dissolution, refinancing or transfer of property by a Subsidiary of the Guarantor as a result of customary non-default events shall not constitute a Material Adverse Effect.

“Maximum Purchase Price”: An uncommitted amount equal to (i) from and after the First Amendment Date, $550,000,000 and (ii) from and after the Maximum Purchase Price Reduction Event, $400,000,000.

“Maximum Purchase Price Reduction Event”: The earlier to occur of: (i) the issuance of securities pursuant to a securitization in respect of any portion of the Underlying Assets by an Affiliate of Guarantor and (ii) March 30, 2022.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgage”: A mortgage, deed of trust, or other security instrument, evidencing a first lien on real property (or leasehold estate, if applicable).

“Mortgage File”: As defined in the related Custodial Agreement.

“Mortgage Loan”: Any fixed-rate or adjustable-rate one- to four-family residential mortgage loan or line of credit that is current (including modified loans), delinquent, and/or in the process of foreclosure and secured by a first lien mortgage.

“Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property”: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Non-QM Loan”: A Mortgage Loan which does not have the benefit of the safe harbor from liability under the ATR Rules or a rebuttable presumption for such liability and which satisfies the Guidelines.

“Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue thereunder after the commencement by or against Seller of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Payment Date”: The 28th day of each calendar month (or the next succeeding Business Day if the 28th is not a Business Day, unless the next succeeding Business Day is in the following calendar month in which case the Payment Date shall be the preceding Business Day), commencing with the first such Business Day following the applicable Closing Date, unless otherwise agreed to between Seller and Buyer.

“Person”: Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Pricing Margin”: With respect to an Eligible Underlying Asset, has the meaning set forth in the Fee Letter.

“Pricing Period”: For the Purchased Security, (a) in the case of the first Payment Date, the period from the first Purchase Date for the Purchased Security to but excluding such Payment Date, and (b) in the case of any subsequent Payment Date, the one-month period commencing on and including the prior Payment Date and ending on but excluding such Payment Date; provided that the Pricing Period for the Purchased Security shall end on the day immediately after the Repurchase Date for the Purchased Security.

“Pricing Rate”: For any Pricing Period, an amount equal to the sum of ~~LIBOR~~the Benchmark for such Pricing Period plus the applicable Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Section 12 of this Annex; provided that, in respect of the Pricing Period ending on but excluding the Payment Date in January 2022, the Pricing Rate shall be 2.10188% and further provided that, during the continuance of any Event of Default, the Pricing Rate shall be increased by the Default Rate.

“Product Type”: A Non-QM Loan or GSE Eligible Investor Loan.

“Program Documents”: Collectively, this Agreement, the Guaranty, the Fee Letter, all Confirmations, the Trust Certificate, the Trust Agreement, the Custodial Agreement, the Servicing Agreement, the Servicer Acknowledgment, all UCC financing statements, amendments and continuation statements filed pursuant to any other Program Document, and all additional documents, certificates, agreements entered into in connection with this Agreement or any other Program Document.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Price”: In respect of any Transaction, as of the Purchase Date set forth in a Confirmation and subject to Section 6, the United States dollar amount set forth in a Confirmation. In no event shall the Purchase Price of the relevant Purchased Securities exceed the Maximum Purchase Price.

“Purchased Security”: The Trust Certificate.

“Records”: All instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any Servicer with respect to the related Underlying Assets.

~~“Reference Time”: With respect to any determination of the Benchmark means (a) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (b) if the Benchmark is not LIBOR, the time determined by the Calculation Agent in accordance with the Benchmark Replacement Conforming Changes.~~

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date”: The date on which collections with respect to the Underlying Assets are required to be remitted by the Servicer to the Trust Account.

“Repurchase Price”: As of any date, an amount equal to the sum of (a) the outstanding Purchase Price for the Purchased Security as of such date, (b) the accrued and unpaid Price Differential for the Purchased Security as of such date, (c) all other amounts due and payable with respect to the Purchased Security under this Agreement or any other Program Document as of such date of determination (including, without limitation, reasonable accrued, invoiced and unpaid fees and expenses due hereunder).

“Requirements of Law”: As to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.

“S&P”: Standard and Poor’s Ratings Group. “Seller”: Peachtree Mortgage SPV, LLC.

“Servicer”: Select Portfolio Servicing, Inc., or any other servicer approved by the Administrator in its sole discretion exercised in good faith to service Underlying Assets.

“Servicer Acknowledgment”: Servicer Acknowledgement, entered into on September 20, 2021, by the Seller, the Trust, the Trustee and the Administrator, and acknowledged and agreed to by the Servicer and the Buyer, as the same may be amended, modified or supplemented from time to time.

“Servicing Agreement”: Servicing Agreement, dated as of July 23, 2021, between the Trust and Servicer, as the same may be amended, modified or supplemented from time to time.

“SOFR”: ~~A rate per annum equal to~~With respect to any day, the secured overnight financing rate ~~for such Business Day published by~~ published for such day by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source identified by the SOFR Administrator from time to time.

“SOFR Administrator” means the Federal Reserve Bank of New York, as administrator of SOFR (or a successor administrator ~~of the secured overnight financing rate) on the Federal Reserve Bank of New York’s Website~~).

“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Strict Compliance”: Compliance of Seller and the GSE Eligible Investor Loan with the requirements of the applicable Agency Guide.

“Term SOFR”: With respect to any date of determination, the forward-looking term rate based on SOFR, for a corresponding tenor of one month, as of two (2) Business Days prior to the first day of the corresponding Pricing Period containing such date of determination, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any such date Term SOFR has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such determination date.

“Term SOFR~~”: The~~ Administrator”: The CME Group Benchmark Administration Limited (or any successor administrator of a forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~rate approved by Buyer in its sole discretion).

“Total Principal Balance”: The aggregate of the interest-bearing unpaid principal balance of each Underlying Asset.

“Trust”: Peachtree Mortgage Trust.

“Trust Account”: The meaning assigned to such term in the Trust Agreement.

“Trust Agreement”: The Trust Agreement, dated as of July 23, 2021, by and among the Trustee, Seller, in its capacity as depositor and the initial beneficial owner of the Trust, and the Administrator, as the same may be further amended, modified or supplemented from time to time.

“Trust Certificate”: The meaning assigned to the term Certificate in the Trust Agreement.

“Trustee”: U.S. Bank Trust National Association.

“Underlying Assets”: The Mortgage Loans owned by the Trust.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the U.S. Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

3.      Voting Rights. So long as the Purchased Security is subject to the Agreement, Buyer, as holder of the Purchased Security (“Holder”), hereby grants to Seller a revocable license to exercise all voting and direction rights inuring to Holder under the Program Documents; provided, however, that no vote shall be cast or direction right exercised or other action taken which would impair the Purchased Security, Buyer’s rights thereto or thereunder or the Underlying Assets or which would be inconsistent with, or result in a violation of, any provision of the Agreement or the Program Documents. Notwithstanding the foregoing, the license granted by Buyer pursuant to the prior sentence is revocable by Buyer upon the occurrence and during the continuance of an Event of Default.

(ii) The Seller shall deliver, or caused to be delivered each of the reports delivered by a Servicer pursuant to the applicable Servicing Agreement or any other report reasonably requested by Buyer promptly following the delivery of such report to Seller pursuant to the Servicing Agreement.

(e)         Guarantor Information. The Seller shall provide the following information with respect to the Guarantor to Buyer within ten (10) Business Days from the date such information was made available to the Guarantor’s investors:

(i)    Notice of the occurrence of any “Key Man Event” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor.

(ii)   Notice of the occurrence of any “Financial Default” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor.

(iii)  Notice of any amendment or modification to the terms of the “Investment Management Agreement” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor.

(iv) Copies of any audited and unaudited financial statements and reports of the Guarantor.

(f)          Financial Reporting. The Seller shall provide the following financial reporting information:

(i)   for each calendar month, by no later than the 45th calendar day following the month’s end, a certificate of the secretary, an assistant secretary or other authorized person (“Officer’s Certificate”) of the Guarantor, with evidence demonstrating that no Guarantor Financial Covenant Breach has occurred or is continuing.

            (ii)  as soon as available and in any event within forty five (45) calendar days following the end of the first three fiscal quarters of Guarantor, the unaudited, consolidated balance sheet of the Guarantor and its consolidated subsidiaries and the related unaudited, consolidated statements of income, retained earnings and cash flows for such fiscal quarter, accompanied by an Officer’s Certificate of the Guarantor, which shall state that said financial statements fairly represent the financial condition and results of operations of the Guarantor and its consolidated subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal quarter. It is understood and agreed that the foregoing delivery requirement may be satisfied with respect to any financial statements by furnishing to Buyer (1) the applicable financial statements or (2) Guarantor’s Form 10-Q for such fiscal quarter timely filed with the SEC.

           (iii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor (commencing with the fiscal year ended December 31, 2021), the audited, consolidated balance sheet of Guarantor and its consolidated subsidiaries, as at the end of such fiscal year and the related audited, consolidated statements of income, retained earnings and cash flows for such fiscal year, accompanied by (x) an opinion thereon of an independent certified public accountant of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its consolidated subsidiaries as at the end of and for such fiscal year in accordance with GAAP and (y) an Officer’s Certificate of the Guarantor, which shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its consolidated subsidiaries as at the end of and for such fiscal year in accordance with GAAP. It is understood and agreed that the foregoing delivery requirement may be satisfied with respect to any financial statements by furnishing to Buyer (1) the applicable financial statements or (2) Guarantor’s Form 10-K for such fiscal year timely filed with the SEC.

Notwithstanding the foregoing, if, at any time, Seller or Guarantor agrees to provide financial information to any other Person in any repurchase agreement or financing arrangement that is more favorable to such Person than those set forth above (including, without limitation, any monthly financial statements), Seller or Guarantor shall provide notice to Buyer and Seller and Guarantor agree that this clause (f) shall be, without any further action by any party hereto, deemed amended and modified in an economically and legally equivalent manner such that Buyer shall receive the benefit of the more favorable financial reporting requirements contained in such arrangement.

11.	Remedies upon an Event of Default. In addition to the remedies provided in Paragraph 11 of the Agreement, upon the occurrence and during the continuance of an Event of Default following notice to Seller, Buyer shall have all the rights of the Beneficial Owner under the Trust Agreement and shall have the right to direct the Trustee in accordance with the terms of the Trust Agreement.

12.	~~Effect of~~ Benchmark ~~Transition Event~~Replacement. The Pricing Rate used to calculate the Price Differential is determined by reference to ~~LIBOR. LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the FCA, the regulatory supervisor of LIBOR’s administrator, IBA, publicly announced the future cessation or loss of representativeness after June 30, 2023, of LIBOR. There is no assurance that the date announced by the FCA will not change or that the IBA, FCA or other regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Under the circumstances set forth in this Section 12, this Section 12 provides a mechanism for determining the Benchmark Replacement. The Calculation Agent will notify Buyer and Seller as required by this Section 12. However, the Calculation Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any Benchmark Replacement or Benchmark Replacement Conforming Changes implemented pursuant to this Section 12, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR or have the same volume or liquidity as did the LIBOR prior to its discontinuance or unavailability).Term SOFR.~~

~~(a)~~	~~Benchmark Replacement.~~

~~(1)   Notwithstanding anything to the contrary herein or in any other Program Document but subject to Section 12(d) below, if the then-current Benchmark is LIBOR, notwithstanding anything to the contrary herein or in any other Program Document, on the earlier of (i) the date that LIBOR has either permanently or indefinitely ceased to be provided by IBA or has been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to the Agreement or any other Program Document.~~

(a)	~~(2) If the then-current Benchmark is a rate other than LIBOR, upon~~Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at or after 5:00 p.m. (New York time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Buyer and Seller without any amendment to, or further action or consent of any other party to, the Agreement or any other Program Document so long as the Calculation Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Buyer or Seller. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Seller may revoke any request for a Transaction to be made or continued that would bear interest by reference to such Benchmark until Seller’s receipt of notice from the Calculation Agent that a Benchmark Replacement has replaced such Benchmark.

(b)	~~Benchmark Replacement Conforming Changes.~~ In connection with the implementation and administration of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Agreement.

(c)	~~Notices; Standards for Decisions and Determinations.~~ The Calculation Agent will promptly notify Seller and Buyer of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes.

(d)	Any determination, decision or election that may be made by the Calculation Agent or Buyer pursuant to this Section 12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.

13.	Intent. For purposes of the Transactions contemplated by this Annex, the Agreement is hereby amended by adding the following as Paragraph 21:

ANNEX II

Names and Addresses for Communications Between Parties

BARCLAYS BANK PLC

For all legal notices under this Agreement:

BARCLAYS BANK PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Legal Director

+44 (0) 20 7773 0188

+44 (0) 20 7773 4932

ldnrepo@barclays.com

Peachtree Mortgage SPV., LLC

c/o Angel Oak Capital Advisors, LLC

3344 Peachtree Road NE, Suite 1725

Atlanta, Georgia 30326

Attention: Ashish Negandhi

Email: ashish.negandhi@angeloakcapital.com

With copies to:

Angel Oak Mortgage, Inc.

c/o Angel Oak Capital Advisors, LLC

3344 Peachtree Road NE, Suite 1725

Atlanta, Georgia 30326

Attention: David Gordon

Email: David.Gordon@angeloakcapital.com

Angel Oak Mortgage, Inc.

3344 Peachtree Road NE, Suite 1725

Atlanta, Georgia 30326

Attention: Brandon Filson

Email: Brandon.Filson@aoreit.com

Exhibit B

[See attached]

“Leverage Ratio”: The quotient of a Person’s Indebtedness divided by Tangible Net Worth.

“Loan Level Advance Rate”: ~~With~~As of any date of determination, with respect to an Eligible Underlying Asset, [*].

“Minimum Liquidity Amount”: The greater of (a) four (4) percent of the Repurchase Price and (b) $3,000,000.

“Pricing Margin”: With respect to an Eligible Underlying Asset [*].

“Tangible Net Worth”: The excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding however all assets which would be classified as intangible assets under generally accepted accounting principles.

Section 2.        Fees.

Upon the sale or disposition of any Underlying Assets, Seller shall pay Buyer the Exit Fee on the date of such sale or disposition; provided that any underwriting fees paid to Buyer or its Affiliates in connection with a securitization of such Underlying Assets shall be creditable towards the payment of such Exit Fees.

Section 3.        Amendment.

This Fee Letter may not be amended nor any provision hereof waived or modified except by an instrument in writing signed by Seller and Buyer.

Section 4.        GOVERNING LAW.

THIS FEE LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 5.        Severability.

Each provision of this Fee Letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Fee Letter shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or

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